EXHIBIT 10.1

                          LOAN MODIFICATION AGREEMENT

     This Loan Modification Agreement is entered into as of August 21, 1998, by and between Integrated Sensor Solutions, Inc. ("Borrower") and Silicon Valley Bank ("Bank").

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated July 10, 1996, as may be amended from time to time, (the "Loan Agreement"). The Loan Agreement provided for, among other things, a Committed Line in the original principal amount of One Million Dollars ($1,000,000)(the "Revolving Facility"). The Loan Agreement has been modified pursuant to, among other documents, a Amendment to Loan and Security Agreement dated August 22, 1997, pursuant to, among other things, the Committed Line was increased to Two Million Dollars ($2,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement. In addition, Borrower has agreed not to pledge any of its Patents, Copyrights and Trademarks to a third party, pursuant to a Negative Pledge Agreement, dated August 22, 1997, by and between Borrower and Bank.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.     DESCRIPTION OF CHANGE IN TERMS.

       A.     Modification(s) to Loan Agreement

              1. The following definitions are hereby amended and/or incorporated into Section 1.1 entitled "Definitions":

                     "Committed Equipment 2 Line" means One Million Five Hundred Thousand Dollars ($1,500,000).

                     "Committed Line" means Three Million Five Hundred Thousand Dollars ($3,500,000).

                     "Credit Extension" is each Advance, Equipment Advance, Equipment 2 Advance, Letter of Credit, Exchange Contract or any other extension of credit by Bank for Borrower's benefit.

                     Item "(e)" under "Eligible Accounts" shall read as:
                     Accounts with respect to which the account debtor is an Affiliate of Borrower, except, up to 40% of inter-company accounts shall be deemed Eligible Accounts;

                     Item "(i)" under "Eligible Accounts" shall read as:
                     Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except, (i) Accounts with respect to BLD Products, Inc., Breed Technologies, Inc., IC Sensors, Inc. and Michelin N.A., for which the applicable percentage shall be thirty-five percent (35%), (ii) intercompany Accounts, for which the


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                     applicable percentage shall be forty percent (40%), and
                     (iii) as approved in writing by Bank;

                     "Eligible Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States and (i) that Bank approves on a case-by-case basis, or (ii) that are Accounts with respect to which the account debtor is Omron Corporation, Nagano Keiki Seisakusho and Nippon Precision Device Corporation.


                     "Equipment 2 Advance" is defined in Section 2.1.6.

                     "Equipment 2 Availability End Date" is defined in
                     Section 2.1.6.

                     "Equipment 2 Loan Maturity Date" is defined in Section
                     2.1.6.

                    "Revolving Maturity Date" means August 20, 1999.

              2. Section 2.1.1 entitled "Advances" is hereby amended to read as follows:

                     Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower in an aggregate amount not to exceed the Committed Line minus (a) the Cash Management Services minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and minus
                     (c) the Foreign Exchange Reserve, provided, however, that if the aggregate outstanding Advances plus (a) the Cash Management Services plus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and plus (c) the Foreign Exchange Reserve equal to or exceed $1,000,000, then the Aggregate outstanding Advances shall not exceed the lesser of either the Committed Line minus the Cash Management Services Sublimit or the Borrowing Base, whichever is less, minus (i) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and minus (ii) the Foreign Exchange Reserve. For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to eighty percent (80%) of Eligible Accounts. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.


                     To Obtain an Advance, Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Pacific time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form. Bank will credit Advances to Borrower's deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to that reliance.


                     The Committed Line terminates on the Revolving Maturity Date, when all Advances are immediately payable.


              3.     The reference to "Two Million Dollars ($2,000,000)" in
                     Section 2.1.2 entitled "Letters of Credit" is hereby amended to read "Three Million Five Hundred Thousand Dollars ($3,500,000)".


              4. The second sentence of Section 2.1.2 (a) entitled "Letters of Credit" is amended to read as follows:

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                     Each such Letter of Credit shall have an expiry date
                     not later than the Revolving Maturity Date.

              5. The following Sections are hereby incorporated into the Loan Agreement:

                     2.1.4 Foreign Exchange Contract; Foreign Exchange Settlements.

                     Borrower may enter foreign exchange contracts (the "Exchange Contracts") not exceeding an aggregate amount of $3,500,000 (the "Contract Limit"), under which Bank will sell to or purchase from Borrower foreign currency on a spot or future basis. Borrower may not request any Exchange Contracts if it is out of compliance with any provision of this Agreement. Exchange Contracts must provide for delivery of settlement on or before the Revolving Maturity Date. The amount available under the Committed Line is reduced by the following (the "Foreign Exchange Reserve") on any given day (the "Determination Date"): (i) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed more than two business days after the Determination Date, 10% of the gross amount of the Exchange Contracts; plus (ii) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed within two business days after the Determination Date, 100% of the gross amount of the Exchange Contracts.

                     Bank may terminate the Exchange Contracts if (a) an Event of Default occurs or (b) there is not sufficient availability under the Committed Line and Borrower does not have available funds in its deposit account for the Foreign Exchange Reserve. If Bank terminates the Exchange Contracts, Borrower will reimburse Bank for all fees, costs and expenses in connection with the Exchange Contracts.

                     Borrower may not permit the total of all Exchange Contracts on which delivery is to be effected and settlement allowed in any two business day period to be more than $3,500,000 (the "Settlement Limit") nor may Borrower permit the total of all Exchange Contracts outstanding at any one time, to exceed the Contract Limit. However, the amount which may be settled in any 2 business day period may be increased above the Settlement Limit if:

                          (i) there is sufficient availability under the Committed Line in the amount of the Foreign Exchange Reserve for each Determination Date, provided that Bank in advance shall reserve the full amount of the Foreign Exchange Reserve against the Committed Line; or


                          (ii) there is insufficient availability under the Committed Line for settlements within any 2 business day period, but Bank: (A) verifies good funds overseas before crediting Borrower's deposit account (in the case of Borrower's sale of foreign currency); or (B) debits Borrower's deposit account before delivering foreign currency overseas (in the case of Borrower's purchase of foreign currency).

                     If Borrower purchases foreign currency, Borrower must in advance instruct Bank either to treat the settlement as an advance under the Committed Line, or to debit Borrower's account for the amount settled.

                     Borrower will execute all Bank's standard applications and agreements in connection with the Exchange Contracts and pay all Bank's standard fees and charges.

                     Borrower will indemnify Bank and hold it harmless from all claims, liabilities, demands, obligations, actions, costs and expenses (including reasonable attorneys' fees) which it

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                     incurs arising out of or in any way relating to any of
                     the Exchange Contracts or any contemplated transactions.

                     2.1.5 Cash Management Sublimit. Borrower may use up to $500,000 for Bank's Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in the Cash Management Services Agreement (the "Cash Management Services"). All amounts Bank pays for any Cash Management Services will be treated as an Advance under the Line of Credit.

                     2.1.6     Equipment 2 Advances.

                         (a) Through September 28, 1999 (the "Equipment 2 Availability End Date"), Bank will make advances ("Equipment 2 Advance" and, collectively,"Equipment 2 Advances") not exceeding the Committed Equipment 2 Line. The Equipment 2 Advances may only be used to purchase Equipment, software licenses and leasehold improvements and may not exceed 100% of the equipment, software and leaseholds, excluding taxes, shipping, warranty charges, freight discounts and installation expense. Notwithstanding the foregoing, up to $1,000,000 in Equipment 2 Advances may be used to purchase Equipment and software licenses which will be domiciled outside the United States.

                         (b)  Except as set forth in Section 2.3(b),
                         interest accrues from the date of each Equipment 2 Advance at a floating rate equal to the Prime Rate plus one and one quarter (1.250) percentage points per annum and is payable monthly until the Equipment 2 Availability End Date occurs.
                         Equipment 2 Advances outstanding on the Equipment 2 Availability End Date are payable in 36 equal monthly installments of principal, plus accrued interest, beginning on the 21st of each month following the Equipment 2 Availability End Date and ending on September 28, 2002 (the "Equipment 2 Loan Maturity Date"). Equipment 2 Advances when repaid may not be reborrowed.

                         (c) To obtain an Equipment 2 Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 3:00 p.m. Pacific time 1 Business Day before the day on which the Equipment 2 Advance is to be made. The notice in the form of a Payment/Advance Form and must be signed by a Responsible Officer or designee and include a copy of the invoice for the Equipment, or software licenses being financed or the leasehold improvements being made.

              6. Section 2.2 entitled "Overadvances" is hereby amended to read as follows:

                     If, at any time or for any reason,

                    (A) the amount of Advances plus (a) the Cash Management Services plus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and plus (c) the Foreign Exchange Reserve owed by Borrower to Bank, is greater than the Committed Line, or;

                    (B) the amount of Advances plus (i) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and plus (ii) the Foreign Exchange Reserve owed by Borrower to Bank, is greater than the Borrowing Base (provided that the amount of Advances plus (a) the Cash Management Services plus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and plus (c) the Foreign Exchange Reserve owed by Borrower to Bank, is greater than $1,000,000), then Borrower shall immediately pay to Bank, in cash, the amount of such excess.


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              7.     Effective as of the date of this Loan Modification
                     Agreement, Section 2.3(a) entitled "Interest Rate" is hereby amended to read as follows:

                     Except as set forth in Section 2.3(b), any Advances shall bear interest, on the average Daily Balance, at a rate equal to one half of one (0.500) percentage point above the Prime Rate.

              8. Section 6.3 entitled "Financial Statements, Reports, Certificates" is hereby amended to read as follows:

                    (a) Borrower will deliver to Bank: (i) as soon as available, but no later than 30 days after the last day of each quarter, company prepared consolidating balance sheet and income statement covering Borrower's consolidated operations during the period, in a form acceptable to Bank and certified by a Responsible Officer; (ii) within 5 days of filing, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;
                    (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; and (iv) budgets, sales projections, operating plans or other financial information Bank requests.

                    (b) Immediately prior to Borrower's Obligations under the Committed Line exceeding $1,000,000 and within 20 days after the last day of each month at such time as Borrower's Obligations under the Committed Line exceed $1,000,000, Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable.

                    (c) Within 30 days after the last day of each quarter, Borrower will deliver to Bank with the quarterly financial statements a Compliance Certificate signed by a Responsible Officer.

                    (d) Bank has the right to audit Borrower's Accounts at Borrower's expense. Such audits will be conducted prior to Borrower's Obligations under the Committed Line exceeding $1,000,000 and no more often than once every year at such times as Borrower's Obligations under the Committed Line exceed $1,000,000 unless an Event of Default has occurred and is continuing.

              9. Section 6.8 entitled "Quick Ratio" is hereby amended to read as follows:

                    Beginning with the fiscal quarter ending September 30, 1998, Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Quick Assets to Current Liabilities of at least 2.00 to 1.00.

             10. Section 6.9 entitled "Quick Ratio (Consolidated)" is hereby deleted and replaced with the term, "Intentionally left blank".

             11. Section 6.10 entitled "Debt-Net Worth Ratio" is hereby amended to read as follows:

                    Beginning with the fiscal quarter ending September 30, 1998, Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Total Liabilities to Tangible Net Worth plus Subordinated Debt of not more than 1.00 to 1.00.

             12. Section 6.11 entitled "Tangible Net Worth" is hereby deleted and replaced with the term, "Intentionally left blank".

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             13.    Section 6.12 entitled "Profitability" is hereby amended
                    to read as follows:

                    Borrower shall achieve minimum profitability of $1.00 for each fiscal quarter, provided, however, Borrower shall be allowed a loss for the fiscal quarter ending September 30, 1998, provided that such loss shall not exceed $1,000,000.

             14. Section 6.16 entitled "Debt Service Coverage" is hereby amended to read as follows:

                    Beginning with the fiscal quarter ending September 30, 1998, Borrower shall maintain a minimum cash and cash equivalents equal to or greater than two (2) times of the aggregate outstanding Equipment Advances and Equipment 2 Advances (the "Liquidity Ratio"). Upon two
                    (2) consecutive quarters of a Debt Service Coverage of
                    1.50 to 1.00, the Liquidity Ratio shall be replaced with Borrower's requirement to maintain, as of the last day of each fiscal quarter, a Debt Service Coverage of at least 1.50 to 1.00. "Debt Service Coverage" means net income plus depreciation and amortization plus interest expense for the preceding fiscal quarter, divided by the current portion of long term debt plus interest expense.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. PAYMENT OF LOAN FEE. Borrower shall pay to Bank a fee in the amount of Twelve Thousand Five Hundred Dollars ($12,500) (the "Committed Line Loan Fee") plus Six Thousand Dollars ($6,000) (the "Equipment 2 Line Loan Fee") plus all out-of-pocket expenses.

6. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon Borrower's payment of the Committed Line Loan Fee and the Equipment 2 Line Loan Fee.

     This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                                   BANK:

INTEGRATED SENSOR SOLUTIONS, INC.               SILICON VALLEY BANK

By:                                         By:
   -----------------------------                ---------------------------
Name:                                       Name:
     ---------------------------                 --------------------------
Title:                                      Title:
      --------------------------                  -------------------------

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